Exhibit 99.1


                         Staktek Holdings Reports First
                        Quarter 2006 Financial Results;
                     Exceeds Revenue and Earnings Guidance


    AUSTIN, Texas--(BUSINESS WIRE)--May 9, 2006--Staktek Holdings, Inc. (Nasdaq:STAK), a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, today announced financial results for the first quarter ended March 31, 2006.
    Total revenue for the quarter was $12.5 million. Total revenue was $12.9 million in the fourth quarter of 2005 and $15.5 million in the first quarter of 2005. Of total revenue in the first quarter, services revenue increased to $9.6 million, as compared to $9.0 million in the previous quarter and $8.1 million in the first quarter of 2005.
License revenue was $2.9 million, and compares to $3.9 million in the previous quarter and $7.4 million a year ago.
    Under generally accepted accounting principles (GAAP), the operating loss for the first quarter was $1.8 million. The first quarter net loss was $850,000, or $0.02 per diluted share. The net loss for the fourth quarter of 2005 was $474,000, or $0.01 per diluted share. Excluding non-cash charges for stock-based compensation and amortization of acquisition intangibles, operating income in the first quarter was $1.5 million, and net income was also $1.5 million, or $0.03 per diluted share. The first quarter results include a one-time charge of approximately $379,000, which is primarily comprised of employee separation costs associated with the retirement of James Cady from the company. The non-GAAP net income of $1.5 million compares to $2.6 million in the prior quarter. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.
    Cash, cash equivalents and short-term investments on March 31, 2006 were $73.9 million, an increase of approximately $200,000 from $73.7 million on December 31, 2005.

    Business Summary

    Commenting on the quarter, Wayne Lieberman, Staktek's president and CEO, stated, "We are pleased with the first quarter's financial results. Notably, we experienced a six percent sequential and 19 percent year-over-year improvement in services revenue. Our High Performance Stakpak(R) BGA solution was the primary contributor to this increase in revenue, due to additional traction gained during the quarter. To date, we have shipped over one million units of our High Performance Stakpak. We believe these results attest to the strength of our business model and continued execution of our strategic initiatives."

    Business Outlook

    Staktek expects second quarter 2006 total revenue to be approximately $13 million, with services revenue of approximately $10 million. Based on preliminary information, license revenue is expected to be approximately $3 million. The company expects loss per share on a GAAP basis to be approximately $0.02, and diluted non-GAAP earnings per share to be approximately $0.03. This second quarter outlook includes a charge of approximately $0.5 million associated with a workforce reduction in April related to the relocation of manufacturing processes from Austin to Reynosa. The expected non-GAAP diluted earnings per share excludes expected before-tax, non-cash charges for stock-based compensation of $1.6 million and amortization of acquisition intangibles of $1.9 million.

    Web Cast and Conference Call

    Staktek management will host a conference call and web cast with investors today, May 9, at 3:30 p.m. Central time (4:30 p.m. Eastern time) to discuss the first quarter financial results and the business outlook going forward for the second quarter of 2006. Investors and other interested parties may access the call by dialing 866-713-8566 in the U.S. (617-597-5325 outside of the U.S.) and entering the passcode 83403061 at least 10 minutes prior to the start of the call. In addition, an audio web cast will be available through the Staktek web site at http://www.staktek.com. A replay will be available for 4 hours following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), passcode 44690533.

    Cautionary Language

    This press release contains forward-looking statements. These statements are generally accompanied by words such as "expect," "anticipate," "believe," "estimate," and similar expressions. These statements include our estimates of second quarter 2006 earnings per share, both on a GAAP and non-GAAP basis, our second quarter services and license revenue and our belief regarding the strength of our business model and continued execution of our strategic initiatives. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risks associated with having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product, including but not limited to planar solutions; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our revenues do follow the seasonality pattern of prior quarters; the risk that our new technologies, such as our second-generation DDR-2, FlashStak X-2 and ArctiCore solutions, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the risk that we will be unable to enter into additional license agreements to license our technologies; the risk of hiring several key employees in a short period of time; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate DRAM chips or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers' future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; and the risks associated with our dependence on a few key personnel to manage our business effectively.
    For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 8, 2006. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    About Staktek Holdings:

    Staktek is a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems. Staktek's Performance, Value, FlashStak and High Performance Stakpak(R) memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. Staktek's ArctiCore(TM) is a new module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core designed for superior thermal, mechanical and electrical performance. With an IP portfolio of more than 185 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates a world-class manufacturing facility in Reynosa, Mexico. For more information, visit http://www.staktek.com.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the Q1 2006 earnings conference call can be found on the company's web site at www.staktek.com.



STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

                                                 Quarter Ended
                                         -----------------------------
                                         Mar. 31,  Dec. 31,  Mar. 31,
                                           2006      2005      2005
                                         --------- -------- ----------
Revenue:
  Services                                 $9,632   $9,067     $8,063
  License                                   2,848    3,878      7,448
                                         --------- -------- ----------
      Total revenue                        12,480   12,945     15,511
Cost of revenue:
  Services (1)                              6,504    5,744      7,246
  Amortization of acquisition intangibles   1,656    3,235      3,234
                                         --------- -------- ----------
      Total cost of revenue                 8,160    8,979     10,480
                                         --------- -------- ----------
Gross profit                                4,320    3,966      5,031
Operating expenses:
  Selling, general and administrative (1)   3,540    3,554      3,421
  Research and development (1)              2,335    2,058        932
  Restructuring                                 -      (33)         -
  Amortization of acquisition intangibles     204      253        253
                                         --------- -------- ----------
      Total operating expenses              6,079    5,832      4,606
                                         --------- -------- ----------
Income (loss) from operations              (1,759)  (1,866)       425
Other income (expense):
  Interest income                             670      591        329
  Interest expense                             (5)      (2)        (1)
  Other                                        (7)     (29)       (30)
                                         --------- -------- ----------
Total other income, net                       658      560        298
                                         --------- -------- ----------
Income (loss) before income taxes          (1,101)  (1,306)       723
Provision (benefit) for income taxes         (251)    (832)        36
                                         --------- -------- ----------
Net income (loss)                           $(850)   $(474)      $687
                                         ========= ======== ==========

Earnings (loss) per share:
  Basic                                    $(0.02)  $(0.01)     $0.01
                                         ========= ======== ==========
  Diluted                                  $(0.02)  $(0.01)     $0.01
                                         ========= ======== ==========
Shares used in computing earnings (loss)
 per share:
  Basic                                    48,053   48,236     48,737
  Diluted                                  48,053   48,236     50,547


(1)  Includes stock-based compensation
      expense and the amortization of
      deferred stock-based compensation
      as follows:

      Cost of sales                          $139      $83       $139
      Selling, general and administrative   1,021      807      1,022
      Research and development                286      352         16
                                         --------- -------- ----------
                                           $1,446   $1,242     $1,177
                                         ========= ======== ==========


STAKTEK HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

                                                  Quarter Ended
                                            --------------------------
                                            Mar. 31, Dec. 31, Mar. 31,
                                              2006     2005     2005
                                            -------- -------- --------
GAAP income (loss) from operations          $(1,759) $(1,866)    $425
Non-GAAP adjustments:
  Amortization of acquisition intangibles     1,860    3,488    3,487
  Stock-based compensation expense and
   amortization of deferred stock-based
   compensation                               1,446    1,242    1,177
                                            -------- -------- --------
    Total non-GAAP adjustments                3,306    4,730    4,664
                                            -------- -------- --------
Non-GAAP income from operations              $1,547   $2,864   $5,089
                                            ======== ======== ========

GAAP total revenue                          $12,480  $12,945  $15,511

Non-GAAP operating margin                        12%      22%      33%

GAAP net income (loss)                        $(850)    (474)    $687
Total non-GAAP adjustments affecting income
 from operations                              3,306    4,730    4,664
Tax adjustment(a)                              (961)  (1,692)  (1,855)
                                            -------- -------- --------
Non-GAAP net income                          $1,495   $2,564   $3,496
                                            ======== ======== ========

Shares used in calculating non-GAAP diluted
 earnings per share                          49,340   50,367   50,547

Non-GAAP diluted earnings per share           $0.03    $0.05    $0.07
                                            ======== ======== ========

(a) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)


                                                  Mar. 31,   Dec. 31,
                                                    2006       2005
                                                ------------ ---------
ASSETS                                           (unaudited)
Current assets:
  Cash and cash equivalents                         $34,722   $38,011
  Investments                                        39,140    35,696
  Accounts receivable                                 6,031     5,062
  Inventories                                         1,347       706
  Prepaid expenses                                    1,596       598
  Other current assets                                3,285     3,410
                                                ------------ ---------
    Total current assets                             86,121    83,483
                                                ------------ ---------
Property and equipment, net                           8,527     9,443
Goodwill                                             28,081    28,081
Other intangibles, net                               15,301    17,041
Other assets                                            309       301
                                                ------------ ---------
    Total assets                                   $138,339  $138,349
                                                ============ =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $701      $403
  Accrued liabilities                                 3,276     3,282
  Deferred revenue                                        -       283
                                                ------------ ---------
    Total current liabilities                         3,977     3,968
                                                ------------ ---------
Other accrued liabilities                               252       246
Deferred tax liabilities                              2,099     2,851

Stockholders' equity:
  Capital stock                                     151,602   156,303
  Treasury stock                                    (12,622)  (12,572)
  Deferred stock-based compensation                       -    (6,332)
  Accumulated other comprehensive loss                  (36)      (32)
  Accumulated deficit                                (6,933)   (6,083)
                                                ------------ ---------
    Total stockholders' equity                      132,011   131,284
                                                ------------ ---------
    Total liabilities and stockholders' equity     $138,339  $138,349
                                                ============ =========




    CONTACT: Staktek Holdings, Inc., Austin
             Kirk Patterson, 512-454-9531
             investors@staktek.com
             or
             Shelton - Investor Relations
             For Staktek Holdings
             Investor Contact:
             Beverly Twing, 972-239-5119 ext. 126
             investors@staktek.com